October 28, 2016
Manager Directed Portfolios
615 East Michigan Street
Milwaukee, Wisconsin 53202
Ladies and Gentlemen:
We hereby consent to the incorporation by reference in this Registration Statement of our opinion dated October 27, 2014 regarding the sale of Institutional Shares of the Roxbury/Hood River Small-Cap Growth Fund (n/k/a the Hood River Small-Cap Growth Fund) and our opinion dated July 6, 2015 regarding the sale of Investor Shares of the Hood River Small-Cap Growth Fund.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.
16330928.1